As filed with the Securities and Exchange Commission on December 2, 2014

Registration No. 333-200302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Metalico, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3341	52-2169780
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

186 North Avenue East

Cranford, New Jersey 07016

(908) 497-9610

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arnold S. Graber, Esq.

Executive Vice President, General Counsel and Secretary

Metalico, Inc.

186 North Avenue East

Cranford, New Jersey 07016

(908) 597-9610

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

(212) 262-6700

Approximate date of commencement of proposed sale to public: From time to time after the effectiveness of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Dated December 2, 2014

PROSPECTUS

Metalico, Inc.

4,953,190 Shares of Common Stock

This prospectus relates to the resale or other disposition by the selling stockholder identified in this prospectus or a prospectus supplement or its transferees of up to an aggregate of 4,953,190 shares of our common stock, $.001 par value per share (“common stock”), which represents 130% of the maximum number of shares of common stock currently underlying certain warrants issued to the selling stockholder as described herein.

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling stockholder, except that we may receive the proceeds of any cash exercises of the warrants, which, if received, would be used by us for general corporate and working capital purposes. The selling stockholder will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares.

The selling stockholder may sell or otherwise dispose of the shares of our common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

Our common stock is listed on NYSE MKT under the symbol “MEA.” On December 1, 2014, the last reported sale price of our common stock on the American Stock Exchange was $0.3899 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2014

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find Additional Information” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Metalico,” the “Company,” “we,” “us” and “our” refer to Metalico, Inc. and its subsidiaries.

PROSPECTUS SUMMARY

Overview

Metalico, Inc. and subsidiaries operates thirty-one scrap metal recycling facilities (“Scrap Metal Recycling”), including an aluminum de-oxidizing plant co-located with a scrap metal recycling facility, in a single reportable segment. As of September 30, 2014, due to its anticipated sale, we reclassified our lead metal product fabricating (“Lead Fabricating”) segment, a previously separate reportable segment, as discontinued operations. The sale of our Lead Fabricating operations was subsequently completed on December 1, 2014, as described under “—Recent Developments—Sale of Lead Fabricating Segment” below. We market a majority of our products domestically but maintain several international customers.

We are one of the largest full-service metal recyclers in Central and Western New York, with twelve recycling facilities located in that regional market. We also have a significant presence in Western Pennsylvania and Eastern Ohio. Our operations primarily involve the collection and processing of ferrous and non-ferrous metals. We collect industrial and obsolete scrap metal, process it into reusable forms and supply the recycled metals to our ultimate consumers that include electric arc furnace mills, integrated steel mills, foundries, secondary smelters, aluminum recyclers and metal brokers. We acquire unprocessed scrap metals primarily in our local and regional markets and sell to consumers nationally and in Canada as well as to exporters and international brokers. Some of the metal commodities we recycle include steel, copper, aluminum, stainless steel, molybdenum, tantalum, platinum, lead and many others. We are also able to supply quantities of scrap aluminum to our aluminum recycling facility, and scrap lead to our lead fabricating subsidiaries. We believe that we provide comprehensive product offerings of both ferrous and non-ferrous scrap metals.

Recent Developments

Sale of Lead Fabricating Segment

On December 1, 2014, we, through certain of our subsidiaries, entered into a series of agreements with affiliated industry buyers for the sale of our Lead Fabricating segment for an aggregate all-cash purchase price of $31.3 million and contemporaneously closed the sale transaction. The sale transaction included all of our operating Lead businesses in Alabama, Illinois and California, together with our owned real estate and leasehold interests in those states used by our Lead facilities. The terms of the sale transaction are described in greater detail in our Current Report on Form 8-K filed with the SEC on December 2, 2014, which is incorporated by reference into this prospectus, including the pro forma financial statements giving effect to the disposition of assets and liabilities in that transaction, which were filed as Exhibit 9.1 thereto. The foregoing summary is qualified in its entirety by reference to the definitive documents relating to the sale transaction, copies of which are filed as Exhibits 10.54, 10.55, 10.56, 10.57 and 10.58 to this registration statement and to that Form 8-K. See the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Debt Restructuring

As previously announced, on October 21, 2014, we completed a debt restructuring. In connection with the debt restructuring, in order to induce TPG Specialty Lending, Inc., as the senior secured term loan lender under our Financing Agreement, dated November 21, 2013 (the “Financing Agreement”), to enter into an amendment to the Financing Agreement (the “Financing Agreement Amendment”), we agreed to pay to such lender a $3,500,000 fee (the “Additional Fee”), payable in cash on the Term Loan A Maturity Date (as defined in the Financing Agreement Amendment) or, at the sole option of such lender, convertible in whole or in part (but without duplication) into shares of our common stock pursuant to the terms of the Common Stock Purchase Warrant issued to the lender on October 21, 2014. The warrant has a ten-year term and is exercisable for up to 3,810,146 shares of our common stock at an exercise price of $0.9186 per share. The warrant is also exercisable on a “cashless” basis. The exercise price and number of shares of common stock issuable upon exercise of the warrant will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events as described in the warrant. The warrant also includes “weighted-average” anti-dilution protection, with certain exceptions described in the warrant. In the event of a sale of our company, the holder of the warrant has the right, exercisable at its option, to require us to purchase such holder’s warrant at a price determined using a Black- Scholes option pricing model as described in the warrant, subject to certain exceptions. In addition, in the event we are unable to issue the shares underlying the warrant to a holder upon exercise as a result of certain events, such holder will be entitled to receive cash in lieu of such shares of common stock issuable upon exercise of the warrant as set forth therein. Moreover, the number of shares of our common stock underlying the warrants is subject to reduction to the extent that any portion of the Additional Fee is paid in cash. As a result, the number of shares that will actually be issued upon exercise of the warrants may be more or less than the number of shares being offered by this prospectus.

On October 21, 2014, we also entered into a registration rights agreement with TPG Specialty Lending, Inc. (the “Registration Rights Agreement”) requiring us to register for resale 130% of the maximum number of shares of common stock underlying the warrants, including by filing with the SEC and causing the effectiveness of the registration statement relating to this prospectus. Accordingly, this prospectus relates to the resale or other disposition by TPG Specialty Lending, Inc. or any other selling stockholder identified in this prospectus or a prospectus supplement, or their transferees, of the shares of our common stock issuable upon the exercise of such warrants.

The terms of the restructuring transaction are described in greater detail in our Current Report on Form 8-K filed with the SEC on October 21, 2014, which is incorporated by reference into this prospectus, and the foregoing summaries of the documents entered into in connection with the restructuring are qualified in their entirety by reference the definitive documents relating to such transactions, copies or forms of which are filed as exhibits to this registration statement and such Form 8-K. See the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

Corporate Information

Our common stock is listed on NYSE MKT under the symbol “MEA.” Our principal executive offices are located at 186 North Avenue East, Cranford, New Jersey 07016, and our telephone number is (908) 497-9610. We maintain an Internet website at http://www.metalico.com. We have not incorporated by reference into this prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

Additional Information

For additional information related to our business and operations, please refer to the reports filed with the SEC and incorporated herein by reference, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, and our Current Reports on Form 8-K filed with the SEC since December 31, 2013, each as described under the caption “Incorporation of Certain Documents by Reference.”

The Offering

Common stock offered by the selling stockholder	Up to 4,953,190 shares of common stock potentially issuable upon exercise of the warrant, subject to certain anti-dilution adjustments.

Use of proceeds	We will not receive any proceeds from the sale of the shares offered by this prospectus. We may, however, receive the proceeds of any cash exercises of the warrants, which, if received, would be used by us for general corporate and working capital purposes.

NYSE MKT trading symbol	MEA

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” below.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider each of the risk factors set forth in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the SEC, which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements regarding our future performance. All forward-looking information is inherently uncertain and actual results may differ materially from assumptions, estimates or expectations reflected or contained in the forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. In addition, such “Risk Factors” may be updated from time to time by our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements convey our current expectations or forecasts of future events. Actual results could differ materially from the assumptions currently anticipated. All statements contained in this prospectus other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “should,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. With respect to the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

USE OF PROCEEDS

The shares of our common stock being offered by this prospectus are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of these shares by the selling stockholder. We may, however, receive the proceeds of any cash exercises of warrants which, if received, would be used by us for general corporate and working capital purposes.

The exercise price of the warrants held by the selling stockholder is $0.9168 per share of our common stock. However, the warrant contains a “cashless exercise” feature that allows the holder, under certain circumstances, to exercise the warrant without making a cash payment to us. There can be no assurance the warrant will be exercised by the selling stockholder at all or that the warrant will be exercised for cash rather than pursuant to the “cashless exercise” feature.

SELLING STOCKHOLDER

The shares of common stock being offered by the selling stockholder are those issuable to the selling stockholder upon exercise of the warrant. For additional information regarding the issuance of those warrant, see “Prospectus Summary—Recent Developments” above. We are registering the shares of common stock in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the ownership of the warrant issued to the selling stockholder, the provision of loans to us as the senior secured term loan lender under the Financing Agreement as amended by the Financing Agreement Amendment, and the entitlement to the Additional Fee in connection with the entry into the Financing Agreement Amendment payable in cash or, at the sole option of the selling stockholder, convertible in whole or in part (but without duplication) into shares issuable upon exercise of this warrant which shares are being registered hereunder, the selling stockholder has not had any material relationship with us within the past three years.

The table below lists the selling stockholder and other information regarding the beneficial ownership of the shares of common stock by the selling stockholder. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the warrant, as of November 6, 2014, assuming exercise of the warrant in full by the selling stockholder on that date, without regard to any limitations on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholder.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of at least 130% of the maximum number of shares of common stock issued and issuable upon exercise of the warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the number of shares of common stock issuable upon exercise of the warrant may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the warrant, the selling stockholder may not exercise the warrants to the extent such exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding shares of our common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrant which has not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name and Address of Selling Stockholder	Number of Shares of Common Stock Owned Prior to the Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (1)	Number of Shares of Common Stock Owned After the Offering	Percentage of Class Owned After the Offering
TPG Specialty Lending, Inc. (2)	3,810,146	4,953,190	0	0%

(1)	Represents 130% of the maximum number of shares of common stock issuable upon exercise of the warrant in accordance with the terms of the Registration Rights Agreement.
(2)

Consists of 4,953,190 shares offered by this prospectus, representing 130% of 3,810,146 shares of common stock that may be acquired upon exercise of the warrant held by TPG Specialty Lending, Inc. (“TSL”). The issuance of certain of the shares of common stock underlying the Lender Warrant may be contingent upon stockholder approval. In addition, beneficial ownership has been determined after giving effect to certain provisions in the warrant which limit the exercisability of the warrant if, after giving effect to such exercise, the holder’s beneficial ownership of the common stock would exceed 9.99%. TSL Advisers, LLC, a Delaware limited liability company (“TSL Advisers”) acts as investment adviser and administrator to TSL, which has elected to be regulated as a business development company under the Investment Company Act of 1940. The business and affairs of TSL Advisers are managed by its board of managers, whose sole members are Messrs. David Bonderman, James G. Coulter and Alan Waxman. TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”) is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings II-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings II, L.P., a Delaware limited partnership (“Holdings II”), which is the general partner of TPG Holdings II Sub, L.P., a Delaware limited partnership (“Holdings II Sub”), which is a member of TSL Advisers. Because of the relationship between Holdings II Sub and TSL Advisers, Group Advisors may be deemed to beneficially own the shares of common stock that may be acquired upon exercise of the warrant by TSL. Tarrant Capital Advisors, Inc., a Delaware corporation (“Tarrant Capital”) is the sole stockholder of Tarrant Advisors, Inc., a Texas corporation (“Tarrant”), which is the general partner of TSL Equity Partners, L.P., a Delaware limited partnership (“Equity

Partners”), which is a member of TSL Advisers. Because of the investment by Equity Partners in TSL Advisers, Tarrant Capital may be deemed to beneficially own the shares of common stock that may be acquired upon exercise of the warrant by TSL. Messrs. Bonderman and Coulter are officers and sole stockholders of each of Tarrant Capital and Group Advisors. Because of the relationship of Messrs. Bonderman and Coulter to Tarrant Capital and Group Advisors, each of Messrs. Bonderman and Coulter may be deemed to beneficially own the shares of common stock that may be acquired upon exercise of the warrant by TSL. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares of common stock that may be acquired upon exercise of the warrant by TSL except to the extent of their pecuniary interest therein. Because Mr. Waxman is a member of the board of managers of TSL Advisers, he may be deemed to beneficially own the shares of common stock that may be acquired upon exercise of the warrant by TSL. Mr. Waxman disclaims beneficial ownership of the shares of common stock that may be acquired upon exercise of the warrant by TSL except to the extent of his pecuniary interest therein. The address of each of TSL, Group Advisors, Tarrant Capital and Messrs. Bonderman, Coulter and Waxman is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as a selling stockholder under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker- dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $30,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus is being passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 incorporated by reference in this prospectus have been audited by CohnReznick LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s Public Reference Room, which is located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an website, which is located at http://www.sec.gov/, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Copies of our SEC filings are also available through our website, which is located at http://www.metalico.com/, as soon as reasonably practicable after we electronically file the material with, or furnish it to, the SEC. The information contained on our web site is not part of this prospectus.

This prospectus constitutes part of a registration statement on Form S-1 filed under the Securities Act with respect to the shares of common stock covered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and web site of the SEC or our company referred to above.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are specifically incorporated by reference into this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 17, 2014;

•	our definitive proxy statements on Schedule 14A filed with the SEC on April 24, 2014 and November 10, 2014;

•	our quarterly reports on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 15, 2014, for the quarter ended June 30, 2014, filed with the SEC on August 13, 2014, and for the quarter ended September 30, 2014, filed with the SEC on November 14, 2014;

•	our current reports on Form 8-K filed with the SEC on June 4, 2014, July 1, 2014, August 8, 2014, October 21, 2014, October 27, 2014, October 29, 2014 and December 2, 2014 (in each case, other than any portions of such filings that were furnished, pursuant to Item 2.02 or Item 7.01 or other applicable SEC rules, rather than filed); and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 10, 2005, including any amendments or reports filed for the purpose of updating that description.

We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no charge to the requester. The request for this information must be made to the following:

Metalico, Inc.

186 North Avenue East

Cranford, New Jersey 07016

(908) 497-9610

Attention: General Counsel

Copies of the documents incorporated by reference may also be found on our website at www.regadobio.com. Except with respect to the documents expressly incorporated by reference above which are accessible at our website, the information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table lists the costs and expenses payable by the registrant in connection with the sale of the shares of common stock covered by this prospectus other than any sales commissions or discounts, which expenses will be paid by the Selling stockholder. All amounts shown are estimates except for the SEC registration fee.

Securities and Exchange Commission filing fee	$529
Legal fees and expenses	17,500
Accounting fees and expenses	5,000
Printing expenses	2,500
Trustee and transfer agent fees	500
Miscellaneous fees and expenses	3,971

Total	$30,000

Item 14.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by section 102 of the DGCL.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the DGCL.

Our certificate of incorporation provides for the indemnification of directors and officers that is substantially consistent with the permissive indemnification provisions of Section 145 of the DGCL.

We maintain a director and officer liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of us or our subsidiary for any claim made during the policy period against the person in any such capacity or arising out of the person’s status as such.

Item 15.	Recent Sales of Unregistered Securities.

Since January 1, 2011, we have offered, issued and/or sold the following securities, which were not registered under the Securities Act of 1933, as amended:

•	On October 20, 2014, in connection with the anticipated entry into the Exchange Agreements, the holders of the Original Convertible Notes converted an aggregate of $10 million principal amount of the Original Convertible Notes into 10,096,931 shares of our common stock, pursuant to the terms of the Original Convertible Notes, at a conversion price of approximately $1.00 per share.

•	On October 21, 2014, we entered into a Second Amendment (the “Financing Agreement Amendment”) to the Financing Agreement dated as of November 21, 2013, by and among us, our subsidiary borrowers and subsidiary guarantors party thereto, the lenders from time to time party thereto and the agent thereunder. In connection with the entry into the Financing Agreement Amendment, we issued to the term lender party thereto a warrant to purchase up to 3,810,146 shares of our common stock at an exercise price of $0.9186 per share, subject to adjustment as specified therein. The shares of our common stock potentially issuable upon exercise of the warrants are being registered for resale pursuant to this Registration Statement.

•	On October 21, 2014, pursuant to the terms of separate Exchange Agreements (the “Exchange Agreements”) between us and each of the holders of our existing 7% senior subordinated unsecured convertible notes due April 30, 2028 (the “Original Convertible Notes”), we exchanged our Original Convertible Notes for new convertible notes (the “New Series Convertible Notes”) in the aggregate principal amount of approximately $14.7 million, representing the outstanding balance of the Original Convertible Notes, and (ii) a right to receive a number of additional shares of our common stock pursuant to the formula set forth in the Exchange Agreements.

•	On January 31, 2011, we acquired all of the issued and outstanding stock of Goodman Services, Inc., a Bradford, Pennsylvania-based full service recycling company with additional facilities in Jamestown, New York and Canton, Ohio. As part of the purchase price for the acquisition, we issued 782,763 shares of our common stock having an aggregate value to the sellers of approximately $4.4 million determined at a price per share of $5.61.

Other than as specifically noted above, the issuances of the securities referenced above were made in reliance on Section 3(a)(9) or Section 4(a)(2) of the Securities Act of 1933, as amended, or Regulation D promulgated thereunder, as sales not involving a public offering. No underwriters were involved in the foregoing sales of securities.

Item 16.	Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on
Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for purposes of determining any liability under the Securities Act of 1933:

(i) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be a part of the registration statement as of the time it was declared effective; and

(ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Cranford, State of New Jersey, on December 2, 2014.

METALICO, INC.

By:	/s/ CARLOS E. AGÜERO
Carlos E. Agüero
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CARLOS E. AGÜERO	Chairman of the Board of Directors, President, Chief Executive Officer and Director	December 2, 2014
Carlos E. Agüero

/s/ *	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 2, 2014
Kevin Whalen

/s/ *	Executive Vice President and Chief Operating Officer and Director	December 2, 2014
Michael J. Drury

/s/ *	Director	December 2, 2014
Bret R. Maxwell

/s/ * Paul A. Garrett	Director	December 2, 2014

/s/ * Sean P. Duffy	Director	December 2, 2014

*By:	/s/ CARLOS E. AGÜERO
Carlos E. Agüero
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Fourth Amended and Restated Certificate of Incorporation of Metalico, Inc.; previously filed as Appendix A to Proxy Statement on Schedule 14A for the 2008 Annual Meeting of Stockholders filed May 15, 2008 and incorporated herein by reference

3.2	Fourth Amended and Restated Bylaws of Metalico, Inc.; previously filed as Exhibit 3.2 to Current Report on Form 8-K filed August 31, 2012 and incorporated herein by reference

4.1	Specimen Common Stock Certificate; previously filed as Exhibit 4.1 to Form 10 filed December 20, 2004 and incorporated herein by reference

5.1†	Opinion of Lowenstein Sandler LLP

10.8*	Metalico, Inc. Executive Bonus Plan; previously filed as Exhibit 10.8 to Form 10 filed December 20, 2004 and incorporated herein by reference

10.9	Financing Agreement dated as of November 21, 2013 by and among Metalico, Inc., each of its subsidiaries signatory thereto, the lenders signatory thereto TPG Specialty Lending, Inc., as agent for the Lenders and lead arranger, and PNC Bank, National Association, as service agent for the Lenders; previously filed as Exhibit 10.9 to Current Report on Form 8-K filed November 22, 2013 and incorporated herein by reference

10.10	First Amendment dated March 14, 2014 to Financing Agreement dated as of November 21, 2013 by and among Metalico, Inc., each of its subsidiaries signatory thereto, the lenders signatory thereto, TPG Specialty Lending, Inc., as agent for the Lenders and lead arranger, and PNC Bank, National Association, as service agent for the Lenders; previously filed as Exhibit 10.10 to Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated herein by reference

10.11	Second Amendment, dated October 21, 2014, to Financing Agreement, dated as of November 21, 2013, by and among Metalico, Inc., each of its subsidiaries signatory thereto, the lenders signatory thereto (the “Lenders”), the agent for the Lenders, and the service agent for the Lenders; previously filed as Exhibit 10.11 to Current Report on Form 8-K filed October 21, 2014 and incorporated herein by reference

10.13	Equipment Financing Agreement dated December 12, 2011 as amended by Amendment No. 1 dated February 17, 2012 between Buffalo Shredding and Recovery, LLC as borrower and First Niagara Leasing, Inc. as lender; previously filed as Exhibit 10.13 to Form 10-K filed March 14, 2012 and incorporated herein by reference

10.16*	Form of Employee Deferred Stock Agreement under Metalico, Inc. 2006 Long-Term Incentive Plan; previously filed as Exhibit 10.16 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 and incorporated herein by reference

10.18*	Metalico 2006 Long Term Incentive Plan; previously filed as Appendix A to Proxy Statement on Schedule 14A for the 2006 Annual Meeting of Stockholders filed April 13, 2006 and incorporated herein by reference

10.19*	Form of Employee Incentive Stock Option Agreement under Metalico, Inc. 2006 Long-Term Incentive Plan; previously filed as Exhibit 10.19 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and incorporated herein by reference

10.20*	Form of Employee Restricted Stock Grant Agreement under Metalico, Inc. 2006 Long-Term Incentive Plan; previously filed as Exhibit 10.20 to Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference

10.28	Securities Purchase Agreement dated as of April 23, 2008 among Metalico, Inc. and the investors named therein; previously filed as Exhibit 10.1 to Current Report on Form 8-K/A filed April 24, 2008 and incorporated herein by reference

10.32	Amendment No. 2 dated November 6, 2012 to Equipment Financing Agreement dated December 12, 2011 by and between Buffalo Shredding and Recovery, LLC as borrower and First Niagara Leasing, Inc. as lender; previously filed as Exhibit 10.32 to Quarterly Report on Form 10-Q filed November 9, 2012 and incorporated herein by reference

10.33	Amendment No. 3 dated March 6, 2013 to Equipment Financing Agreement dated December 12, 2011 by and between Buffalo Shredding and Recovery, LLC as borrower and First Niagara Leasing, Inc. as lender; previously filed as Exhibit 10.33 to Current Report on Form 8-K filed March 11, 2013 and incorporated herein by reference

10.34	Amendment No. 4 dated August 7, 2013 to Equipment Financing Agreement dated December 12, 2011 by and between Buffalo Shredding and Recovery, LLC as borrower and First Niagara Leasing, Inc. as lender; previously filed as Exhibit 10.34 to Quarterly Report on Form 10-Q filed August 9, 2013 and incorporated herein by reference

10.35	Amendment No. 5 dated November 21, 2013 to Equipment Financing Agreement dated December 12, 2011 by and between Buffalo Shredding and Recovery, LLC as borrower and First Niagara Leasing, Inc. as lender; previously filed as Exhibit 10.34 to Current Report on Form 8-K filed November 22, 2013 and incorporated herein by reference

10.36	Amendment No. 6 dated November 21, 2013 to Equipment Financing Agreement dated December 12, 2011 by and between Buffalo Shredding and Recovery, LLC as borrower and First Niagara Leasing, Inc. as lender; previously filed as Exhibit 10.35 to Current Report on Form 8-K filed November 22, 2013 and incorporated herein by reference

10.37	Amendment No. 8 and Waiver, dated as of September 30, 2014, to Equipment Financing Agreement, dated December 12 2011 by and between Buffalo Shredding and Recovery, LLC as borrower and First Niagara Leasing, Inc. as lender; previously filed as Exhibit 10.37 to Current Report on Form 8-K filed October 21, 2014 and incorporated herein by reference

10.43	Form of Exchange Agreement, dated October 21, 2014, between Metalico, Inc. and each of the investors listed in the Schedule of Investors attached thereto; previously filed as Exhibit 10.43 to Current Report on Form 8-K filed
October 21,2014 and incorporated herein by reference

10.44	Form of Series A New Series Convertible Note, dated October 21, 2014, issued to each New Note Holder that is party to the agreement identified in Exhibit 10.43; previously filed as Exhibit 10.44 to Current Report on Form 8-K filed October 21, 2014 and incorporated herein by reference

10.45	Form of Series B New Series Convertible Note, dated October 21, 2014, issued to each New Note Holder that is party to the agreement identified in Exhibit 10.43; previously filed as Exhibit 10.45 to Current Report on Form 8-K filed October 21, 2014 and incorporated herein by reference

10.46	Form of Series C New Series Convertible Note, dated October 21, 2014, issued to each New Note Holder that is party to the agreement identified in Exhibit 10.43; previously filed as Exhibit 10.46 to Current Report on Form 8-K filed October 21, 2014 and incorporated herein by reference

10.51	Subscription Agreement, dated October 21, 2014, among Metalico, Inc. and the subscribers identified on the Schedule of Subscribers attached thereto; previously filed as Exhibit 10.51 to Current Report on Form 8-K filed October 21, 2014 and incorporated herein by reference

10.52	Registration Rights Agreement, dated October 21, 2014, among Metalico, Inc. and the subscribers identified on the Schedule of Subscribers attached thereto; previously filed as Exhibit 10.52 to Current Report on Form 8-K filed October 21, 2014 and incorporated herein by reference

10.53	Common Stock Purchase Warrant, dated October 21, 2014, issued to subscribers party to agreements identified in Exhibits 10.51 and 10.52; previously filed as Exhibit 10.53 to Current Report on Form 8-K filed October 21, 2014 and incorporated herein by reference

10.54	Asset Purchase Agreement by and between Mayco Manufacturing, LLC, as purchaser, and Mayco Industries, Inc., as seller, dated December 1, 2014; previously filed as Exhibit 10.54 to Current Report on Form 8-K filed December 2, 2014 and incorporated herein by reference

10.55	Asset Purchase Agreement by and between by and between Santa Rosa Lead Products, LLC, as purchaser, and Santa Rosa Lead Products, Inc., as seller, dated December 1, 2014; previously filed as Exhibit 10.55 to Current Report on Form 8-K filed December 2, 2014 and incorporated herein by reference

10.56	Asset Purchase Agreement by and between Mayco (Alabama), LLC, as purchaser, and Metalico Alabama Realty, Inc., as seller, dated December 1, 2014; previously filed as Exhibit 10.56 to Current Report on Form 8-K filed December 2, 2014 and incorporated herein by reference

10.57	Asset Purchase Agreement by and between Mayco (Illinois), LLC, as purchaser, and Metalico-Granite City, Inc., as seller, dated December 1, 2014; previously filed as Exhibit 10.57 to Current Report on Form 8-K filed December 2, 2014 and incorporated herein by reference

10.58	Asset Purchase Agreement by and between Mayco (Nevada), LLC, as purchaser, and West Coast Shot, Inc., as seller, dated December 1, 2014; previously filed as Exhibit 10.58 to Current Report on Form 8-K filed December 2, 2014 and incorporated herein by reference

21.1†	List of Subsidiaries of Metalico, Inc.

23.1	Consent of CohnReznick LLP

23.2†	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)

24.1†	Power of Attorney

*	Management contract or compensatory plan or arrangement.
†	Previously filed.

Documents incorporated by reference to filings made by Metalico, Inc. under the Securities Exchange Act of 1934 are under SEC File No. 001-32453.